Exhibit 23.1

Report of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 17, 2005, in the Registration Statement (Form S-1) and related Prospectus of Harry & David Holdings, Inc. for the registration of its common stock.

/S/    ERNST & YOUNG LLP

Portland, Oregon

August 1, 2005